Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 1

dated as of December 8, 2011

to

CREDIT AGREEMENT

dated as of April 4, 2007

between

NYSE EURONEXT,

The SUBSIDIARY BORROWERS Party Hereto,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

CITIGROUP GLOBAL MARKETS INC.

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners for Amendment No. 1

CITIBANK, N.A.

and

BANK OF AMERICA, N.A.,

as Syndication Agents for Amendment No. 1

AMENDMENT NO. 1

AMENDMENT NO. 1 (this “Amendment No. 1”), dated as of December 8, 2011, to the Credit Agreement referred to below, between NYSE EURONEXT (the “Company”), the lenders party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Company, the Subsidiary Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”), are parties to a Credit Agreement dated as of April 4, 2007 (as amended and in effect immediately prior to giving effect to this Amendment No. 1, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit to be made by or on behalf of said Lenders to the Borrowers in an aggregate principal or face amount not exceeding $2,000,000,000 immediately prior to the effectiveness of this Amendment No. 1, under which as of the date hereof there are no extensions of credit outstanding and the Company is the only Borrower. The Company, the Lenders party hereto and the Administrative Agent wish to modify the Credit Agreement as set forth in this Amendment No. 1 and, accordingly, the parties hereto hereby agree as follows:

Section 1. Definitions. Except as otherwise defined in this Amendment No. 1, terms defined in the Credit Agreement are used herein as defined therein. References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as modified hereby.

Section 2. Extension Amendments. Effective as of the Extension Amendment Effective Date (as defined in Section 6.1 below), the Credit Agreement is hereby amended as follows (the amendments to the Credit Agreement under this Section 2 being herein referred to as the “Extension Amendments”):

2.1. Defined Terms. Section 1.01 of the Credit Agreement is hereby amended by amending the following definitions (to the extent already included in said Section 1.01) and inserting the following definitions in the appropriate alphabetical location (to the extent not already included in said Section 1.01):

“Amendment No. 1” means that certain Amendment No. 1 dated as of December 8, 2011 to this Agreement, among the Company, the Lenders party thereto and the Administrative Agent.

“Amendment No. 1 Effective Date” means the date on which the conditions specified in Section 6.1 of Amendment No. 1 are satisfied.

“Amendment No. 1 Extending Lender” means each Lender that has agreed pursuant to Amendment No. 1 to be an Amendment No. 1 Extending Lender.

“Amendment No. 1 Lender Addendum” means the Amendment No. 1 Addendum in a form satisfactory to the Administrative Agent and the Company and furnished to the Lenders in connection with Amendment No. 1.

“Amendment No. 1 Non-Extending Lender” means each Lender that is not an Amendment No. 1 Extending Lender.

“Applicable Rate” means, for each day: (a) with respect to the Non-Extended Revolving Loans or the Non-Extended Commitments, the applicable rate per annum set forth under the heading “Eurocurrency Spread”, “Facility Fee Rate” or “Letter of Credit Fee Rate”, respectively, in the Original Pricing Grid based upon the applicable S&P Rating and/or Moody’s Rating on such date; and (b) with respect to the Extended Revolving Loans or the Extended Commitments, the applicable rate per annum set forth under the heading “Eurocurrency Spread”, “Facility Fee Rate” or “Letter of Credit Fee Rate”, respectively, in the Extended Pricing Grid (together with the

Original Pricing Grid, each a “Pricing Grid”) based upon the applicable S&P Rating and/or Moody’s Rating on such date. For purposes of the foregoing, (i) if either S&P or Moody’s shall not have in effect a S&P Rating or Moody’s Rating, as the case may be (other than by reason of the circumstances referred to in the last sentence of this definition), then the Applicable Rate under the relevant Pricing Grid shall be based upon the remaining rating, (ii) if the S&P Rating and the Moody’s Rating shall fall within different Categories under a Pricing Grid, the Applicable Rate thereunder shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings, and (iii) if the S&P Rating and the Moody’s Rating established or deemed to have been established by S&P and Moody’s, respectively, shall be changed (other than as a result of a change in the rating system of S&P or Moody’s), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the relevant Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Commitment Termination Date” means (a) with respect to the Non-Extended Commitments, the Original Commitment Termination Date, (b) with respect to the Extended Commitments, the Extended Commitment Termination Date or (c) with respect to any Lender the Commitment of which has been extended pursuant to Section 2.19, the date to which such Lender’s Commitment has been so extended.

“Extended Availability Period” means the period from and including the Amendment No. 1 Effective Date to but excluding the earlier of the Extended Commitment Termination Date and the date of termination of the Extended Commitments.

“Extended Commitment” means, with respect to each Amendment No. 1 Extending Lender, its Commitment.

“Extended Commitment Termination Date” means July 31, 2012 (or if such day is not a Business Day, the immediately preceding Business Day).

“Extended Pricing Grid” means the following pricing grid:

S&P/Moody’s Rating	Eurocurrency Spread	Facility Fee Rate	Letter of Credit Fee Rate
Category 1 A+/A1 or higher	0.635%	0.04%	0.635%
Category 2 A/A2	0.675%	0.05%	0.675%
Category 3 A-/A3	0.715%	0.06%	0.715%
Category 4 < A-/A3 or unrated	0.755%	0.07%	0.755%

“Extended Revolving Loans” means the Revolving Loans made by the Amendment No. 1 Extending Lenders pursuant to Section 2.01(b).

“Non-Extended Commitment” means, with respect to each Amendment No. 1 Non-Extending Lender, its Commitment.

“Non-Extended Revolving Loans” means the Revolving Loans made by the Amendment No. 1 Non-Extending Lenders pursuant to Section 2.01(a).

“Original Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Original Commitment Termination Date and the date of termination of the Non-Extended Commitments.

“Original Commitment Termination Date” means April 4, 2012 (or if such day is not a Business Day, the immediately preceding Business Day).

“Original Pricing Grid” means the following pricing grid:

S&P/Moody’s Rating	Eurocurrency Spread	Facility Fee Rate	Letter of Credit Fee Rate
Category 1 A+/A1 or higher	0.11%	0.04%	0.11%
Category 2 A/A2	0.15%	0.05%	0.15%
Category 3 A-/A3	0.19%	0.06%	0.19%
Category 4 < A-/A3 or unrated	0.23%	0.07%	0.23%

“Tranche” means, when used in reference to any Lender, Commitment, Revolving Loan or Borrowing, refers to whether such Lender is an Amendment No. 1 Non-Extending Lender or an Amendment No. 1 Extending Lender, such Commitment is a Non-Extended Commitment or an Extended Commitment, such Revolving Loan is a Non-Extended Revolving Loan or an Extended Revolving Loan or such Borrowing consists of Non-Extended Revolving Loans or Extended Revolving Loans.

2.2. Commitments. Section 2.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 2.01 The Commitments.

(a) Subject to the terms and conditions set forth herein, each Amendment No. 1 Non-Extending Lender agrees to make Revolving Loans in Dollars or any Agreed Foreign Currency to the Borrowers from time to time during the Original Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments.

(b) Subject to the terms and conditions set forth herein, each Amendment No. 1 Extending Lender agrees to make Revolving Loans in Dollars or any Agreed Foreign Currency to the Borrowers from time to time during the Extended Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments.

(c) Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Revolving Loans.

(d) Notwithstanding anything herein to the contrary, so long as any Non-Extended Commitment shall be in effect, the Borrowers will not borrow Revolving Loans of one Tranche unless it shall simultaneously borrow Revolving Loans of the other Tranche and, in the case of Eurocurrency Loans, in the same Currency and with the same Interest Period, in an aggregate amount such that the Revolving Loan made by each Lender on the occasion of such borrowing shall equal its Applicable Percentage of the aggregate amount borrowed.”

2.3. Loans and Borrowings. Section 2.02(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(e) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request (or to elect to convert or continue) any Eurocurrency Borrowing if the Interest Period requested therefor would end after (i) at any time prior to the Original Commitment Termination Date, the Original Commitment Termination Date or (ii) thereafter, the Extended Commitment Termination Date.”

2.4. Competitive Bid Procedure. Section 2.04(a) of the Credit Agreement is hereby amended by replacing the words “during the Availability Period” with the words “prior to the termination of the Commitments”.

2.5. Letters of Credit. Section 2.05 of the Credit Agreement is hereby amended as follows:

A. Section 2.05(a) is hereby amended by replacing the words “during the Availability Period” in the first sentence thereof with the words “prior to the termination of the Commitments”.

B. Section 2.05(c) is hereby amended by inserting a new sentence at the end thereof to read as follows:

“Notwithstanding any provision in this Agreement to the contrary, at no time prior to the Original Commitment Termination Date shall the sum of the total LC Exposure with respect to Letters of Credit that expire after the fifth Business Day prior to the Original Commitment Termination Date plus (without duplication) the total Revolving Credit Exposure of the Amendment No. 1 Extending Lenders plus the aggregate principal amount of outstanding Competitive Loans made by the Amendment No. 1 Extending Lenders exceed the aggregate amount of the Extended Commitments.”

C. Section 2.05(d) is hereby amended and restated in its entirety to read as follows:

“(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Original Commitment Termination Date; provided that Letters of Credit may expire after the date specified in clause (ii) above so long as (x) the date of issuance of such Letter of Credit is after the Original Commitment Termination Date or (y) on the date of such issuance, the sum of (1) the face amount of such Letter of Credit plus (2) the aggregate undrawn amount of all other outstanding Letters of Credit with an expiration date after the fifth Business Day prior to the Original Commitment Termination Date plus (3) (without duplication) the sum of the total Revolving Credit Exposure of the Amendment No. 1 Extending Lenders plus the aggregate principal amount of outstanding Competitive Loans made by the Amendment No. 1 Extending Lenders, shall not exceed the aggregate amount of the Extended Commitments; provided, further, that in no event shall any such Letter of Credit expire later than five Business Days prior to the Extended Commitment Termination Date.”

D. Section 2.05(e) is hereby amended by inserting a new paragraph at the end thereof to read as follows:

“Notwithstanding anything contained herein or in any other Loan Document to the contrary, unless the Commitments shall theretofore have terminated pursuant to Article VII, as of the Original Commitment Termination Date, the interests and participations of the Amendment No. 1 Non-Extending Lenders in the Letters of Credit (if any) then outstanding shall automatically terminate, whereupon (i) the Amendment No. 1 Non-Extending Lenders shall have no liability arising from, relating to or in connection with such interests and participations or otherwise in respect of such Letters of Credit and (ii) such interests and participations in such Letters of Credit shall automatically and without further action be re-allocated to the extent necessary such that the interests and participations in such Letters of Credit hereunder shall be held by the Amendment No. 1 Extending Lenders ratably in proportion to their respective Extended Commitments.”

2.6. Change of Commitments. Section 2.08 of the Credit Agreement is hereby amended as follows:

A. Section 2.08(a) is hereby amended and restated in its entirety to read as follows:

“(a) Scheduled Termination. Unless previously terminated, (i) the Non-Extended Commitments shall terminate on the Original Commitment Termination Date and (ii) the Extended Commitments shall terminate on the Extended Commitment Termination Date.”

B. Section 2.08(b) is hereby amended by inserting a new sentence at the end thereof to read as follows:

“For avoidance of doubt, at any time prior to the Original Commitment Termination Date each reduction of the Commitments shall be applied ratably to the Non-Extended Commitments and the Extended Commitments.”

2.7. Repayment of Loans. Section 2.09(a) of the Credit Agreement is hereby amended by inserting the word “applicable” immediately prior to the words “Commitment Termination Date” in the first sentence thereof.

2.8. Prepayment of Loans. Section 2.10 of the Credit Agreement is hereby amended by inserting a new paragraph (d) at the end thereof to read as follows:

“(d) Treatment of Tranches. Notwithstanding anything herein to the contrary, at any time prior to the Original Commitment Termination Date and the repayment in full of all Non-Extended Revolving Loans, with respect to any optional or mandatory prepayment of Revolving Loans under this Section, such prepayment shall be applied ratably between the Non-Extended Revolving Loans and the Extended Revolving Loans.”

2.9. Fees.

A. Section 2.11(a) of the Credit Agreement is hereby amended by (i) inserting the words “for the relevant Tranche” immediately following the words “Applicable Rate” in the first sentence thereof; (ii) inserting the words “of such Tranche” immediately following the words “Commitment of such Lender” in the first sentence thereof; and (iii) inserting the words “of the relevant Tranche” immediately following the first and second places the words “the Commitments” are used in the second sentence thereof.

B. Section 2.11(b) of the Credit Agreement is hereby amended by (i) inserting the words “and attributable to such Lender’s Commitment of any Tranche” immediately following the words “such Borrower” in the third line thereof; (ii) inserting the words “of such Tranche” immediately following the words “Revolving Eurocurrency Loans” in the fifth line thereof; and (iii) inserting the words “of any Tranche” immediately following each place the word “Commitments” is used in the proviso to the second sentence thereof.

C. Section 2.11 of the Credit Agreement is hereby amended by inserting a new paragraph (e) at the end thereof to read as follows:

“(e) Supplemental Extension Fees. The Company agrees to pay to the Administrative Agent for the account of each Amendment No. 1 Extending Lender a supplemental extension fee, which shall accrue at a per annum rate of 0.025% on the amount of the Extended Commitment of such Amendment No. 1 Extending Lender (whether used or unused) for each day during the period from and including the Amendment No. 1 Effective Date to but excluding the date on which such Extended Commitment terminates; provided that, if such Amendment No. 1 Extending Lender continues to have any Revolving Credit Exposure after its Extended Commitment terminates, then such fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Extended Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued supplemental extension fees shall be payable on each Quarterly Date and on the earlier of the date the Extended Commitments terminate and the Extended Commitment Termination Date, commencing on the first such date to occur after the Amendment No. 1 Effective Date; provided that any such fees accruing after the date on which the Extended Commitments terminate shall be payable on demand. All supplemental extension fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).”

2.10. Interest. Section 2.12 of the Credit Agreement is hereby amended as follows:

A. Section 2.12(d) is hereby amended by inserting the words “of the relevant Tranche” immediately after the words “ABR Loans” in clause (x) thereof.

B. Section 2.12(e) is hereby amended by (i) inserting the words “of any Tranche” immediately following the words “Revolving Loans” in the second line thereof and (ii) inserting the words “of the relevant Tranche” immediately following the word “Commitments” in the third line thereof.

2.11. Notices. Section 9.01(a)(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(i) if to the Borrowers, to the Company at NYSE Euronext, 11 Wall Street, New York, New York 10005, Attention of Philippe Matsumoto, Senior Vice President & Group Treasurer, Telephone No. (212) 656-4128; Telecopy No. (212) 656-4399, with a copy to Attention of Janet McGinness, Senior Vice President & Corporate Secretary, Telephone No. (212) 656-2039; Telecopy No. (212) 656-8101;”.

2.12. Commitment Reductions, Etc.

A. Effective as of the Extension Amendment Effective Date, to the extent the aggregate amount of the Commitments of the Amendment No. 1 Extending Lenders shall exceed $1,200,000,000, (notwithstanding anything in Section 2.17(c)(i) of the Credit Agreement to the contrary) the Commitments of the Amendment No. 1 Extending Lenders shall be reduced by an aggregate amount equal to such excess as of the Extension Amendment Effective Date (which reduction shall be applied ratably among such Lenders, except to the extent any such Lender has agreed with the Company not to participate in such reduction), such that, after giving effect to such reduction, the aggregate amount of the Extended Commitments of all the Amendment No. 1 Extending Lenders of such date shall be equal to $1,200,000,000. For avoidance of doubt, (subject to Section 4 below) the Commitment of any Amendment No. 1 Non-Extending Lender as of the Extension Amendment Effective Date shall not be reduced and shall remain unchanged and in effect as of such date. Schedule 2.12 to this Amendment No. 1 sets forth the Commitments of the Amendment No. 1 Extending Lenders (after giving effect to such reductions) and the Amendment No. 1 Non-Extending Lenders, in each case as of the Extension Amendment Effective Date (and subject to Section 4 below, as applicable).

B. In order to facilitate the reductions of Commitments and the prepayment of Loans (if any) contemplated by this Amendment No. 1 to be made as of the Extension Amendment Effective Date, the Required Lenders hereby waive the requirements under the Credit Agreement (i) with respect to the giving of any notice (and/or minimum amount or effective date) with respect to any such reductions or any increases of the Commitments under Section 2.08(c) of the Credit Agreement on or about such date and (ii) with respect to the giving of any prior notice (and/or minimum amount) of any prepayments of Loans that will be made as of such date.

2.13. Designation of Subsidiary Borrowers. Section 2.20(a) of the Credit Agreement is hereby amended by inserting a new sentence at the end thereof to read as follows: “Notwithstanding anything herein to the contrary, if, within 5 Business Days after receiving notice from the Administrative Agent of the Company’s request to designate a Foreign Subsidiary as a Borrower pursuant to this Section, any Lender shall notify the Company and the Administrative Agent in writing to the effect that such Lender may not legally lend to, establish credit for the account of and/or do any business with such Foreign Subsidiary directly or indirectly through an Affiliate, such request shall be deemed to be withdrawn by the Company and have no further effect.”

Section 3. Change of Control Amendments. Effective as of the Change of Control Amendment Effective Date (as defined in Section 6.2 below), the Credit Agreement is hereby amended as follows (the amendments to the Credit Agreement under this Section 3 being herein referred to as the “Change of Control Amendments”):

3.1. Definition of Change of Control. The definition of “Change of Control” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Change of Control” means (a) at all times prior to the DB Combination, (i) the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; or (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (x) nominated by, or whose election was approved by, the board of directors of the Company nor (y) appointed by directors so nominated or elected; and (b) at all times from and after the DB Combination, (i) the acquisition of beneficial ownership, directly or indirectly by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent; (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (x) nominated by, or whose election was approved by, the board of directors of the Parent nor (y) appointed by directors so nominated or elected; or (iii) the Parent ceasing to own, directly or indirectly, 100% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Company; it being understood that neither the consummation of the Combination (or any part thereof) nor the consummation of the DB Combination (or any part thereof) shall be deemed to be a Change of Control.”

3.2. Other Defined Terms. Section 1.01 of the Credit Agreement is hereby amended by amending the following definitions (to the extent already included in said Section 1.01) and inserting the following definitions in the appropriate alphabetical location (to the extent not already included in said Section 1.01):

“DB” means Deutsche Börse AG.

“DB Combination” means the combination of the businesses of the Company and DB under the Parent pursuant to the terms of the DB Combination Agreement, and transactions related thereto that are disclosed in the Company’s Proxy Statement Prospectus filed with the SEC on May 12, 2011.

“DB Combination Agreement” means the Business Combination Agreement dated as of February 15, 2011 by and among the Company, DB, the Parent and Pomme Merger Corporation.

“Parent” means the Netherlands company (currently named Alpha Beta Netherlands Holdings N.V.) that, upon consummation of the DB Combination, is the immediate parent company of the Company and the shares of which are publicly traded.

“Total Stockholders’ Equity” means total consolidated stockholders’ equity of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that, at any time after the consummation of the DB Combination, “Total Stockholders’ Equity” shall mean total consolidated stockholders’ equity of the Company and its Subsidiaries (including the operations of the Group as well as the impact of the DB Combination), excluding any incremental goodwill (whether positive or negative) and other intangibles (net of related deferred tax liabilities) recognized as a result of the DB Combination, determined on a consolidated basis in accordance with GAAP.

3.3. Section 5.01(b) of the Credit Agreement is hereby amended by inserting at the end of such Section, immediately prior to the semi-colon, the following:

“provided that, for each such fiscal quarter ending after the consummation of the DB Combination, the Company will furnish to the Administrative Agent the condensed consolidated balance sheet and related statement of operations of the Group as of the end of and for such fiscal quarter, together with a certificate of by a Financial Officer of the Company (x) certifying that such financial statements present fairly in all material respects the financial condition and results of operations of the Group on a consolidated basis in accordance with GAAP and (y) demonstrating in reasonable detail the Company’s compliance with Section 6.03, it being understood that such financial statements will (i) be unaudited and include the operations of the Group as well as the impact of the DB Combination, (iii) be extracted from the consolidation packages prepared in connection with the preparation of the consolidated financial statements of the Parent for such fiscal quarter and shall therefore be prepared using substantially the same internal accounting and consolidation procedures as those used for the preparation of such consolidated financial statements of the Parent and (iv) be prepared in accordance with GAAP and reflect all adjustments, consisting of normal recurring adjustments, that are, in the opinion of management of the Company, necessary for a fair statement of the results of the Group for such fiscal quarter);”.

3.4. Section 6.01 of the Credit Agreement is hereby amended by: (i) deleting the word “and” at the end of clause (j) thereof; (ii) replacing the period at the end of clause (k) thereof with “; and”; and (iii) inserting a new clause (l) at the end of such Section to read as follows:

“(l) any incidental Liens in connection with the DB Combination.”

3.5. Section 6.02 of the Credit Agreement is hereby amended by; (i) deleting the word “and” at the end of clause (e) thereof; (ii) replacing the period at the end of clause (f) thereof with “; and”; and (iii) inserting a new clause (g) at the end of such Section to read as follows:

“(g) the Significant Group Members may effect the DB Combination.”

Section 4. Termination of LCPI Commitment. Effective as of the LCPI Commitment Termination Date (as defined in Section 6.3 below), the Credit Agreement is hereby modified as follows (the modifications to the Credit Agreement under this Section 4 being herein referred to as the “LCPI Commitment Termination Amendments”):

4.1. The Company, the Required Lenders and Lehman Commercial Paper Inc. (“LCPI”) (which, in the case of LCPI, shall consent hereto by executing and delivering a counterpart of this Amendment No. 1 or otherwise an instrument in form and substance satisfactory to the Administrative Agent) hereby agree (and waive any provisions of the Credit Agreement to the extent necessary to permit) that on the LCPI Commitment Termination Date (as defined in Section 6.3 below):

(a) the Commitment of LCPI in the amount of $166,666,666.67 (the “LCPI Commitment”) shall be terminated in full (but without a pro rata reduction or termination of the Commitments of the other Lenders under the Credit Agreement and without affecting whatsoever the Commitments of the other Lenders);

(b) the LCPI Commitment and the LC Exposure of LCPI shall be reduced to zero (0); and

(c) LCPI shall cease to be a Lender under the Credit Agreement and shall have no further obligation to make extensions of credit thereunder (including in respect of Letters of Credit, if any, outstanding as of the LCPI Commitment Termination Date);

provided that, notwithstanding such termination, LCPI shall remain entitled to its rights pursuant to indemnification and other provisions of the Loan Documents which by their terms survive the termination of the Commitments and the repayment of all obligations thereunder.

4.2. LCPI hereby represents and warrants that it is legally authorized to enter into this Amendment No. 1, and this Amendment No. 1 has been duly executed and delivered by LCPI and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

4.3. The Company hereby unconditionally and irrevocably waives, releases, acquits and discharges all claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, whether in contract or tort (collectively, the “Claims”), which any of them may have or claim to have against LCPI (in its capacity as a Lender) or its agents, employees, officers, affiliates, directors, representatives, attorneys, successors and assigns (collectively, the “Released Parties”) to the extent arising out of or in connection with the Loan Documents including, without limitation, any failure by LCPI to fund any Loan or other amount to be funded by the Lenders thereunder. The Company further agrees forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against any of the Released Parties with respect to any and all Claims or from exercising any right of recoupment or setoff that it may have under any master netting agreement or otherwise against any of the Released Parties with respect to the Loan Documents and any obligations thereunder. Each of the Released Parties shall be a third party beneficiary of the agreements of the Company under this Section 4.3.

Section 5. Representations and Warranties of Company. The Company hereby represents and warrants to the Administrative Agent and the Lenders that (i) the representations and warranties set forth in Article III of the Credit Agreement are, on the date hereof, true and correct as if made on the date hereof (both immediately before and after giving effect to this Amendment No. 1) (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and as if each reference in said Article III to “this Agreement” includes reference to this Amendment No. 1 and (ii) both immediately before and after giving effect to the amendments and the other modifications to the Credit Agreement under Sections 2, 3 and 4 above, no Default has occurred and is continuing.

Section 6. Effectiveness of Amendments.

6.1. Extension Amendments. The Extension Amendments shall become effective as of the date (which shall be no later than December 15, 2011) (the “Extension Amendment Effective Date”) on which the Administrative Agent shall have received each of the following, each of which shall be reasonably satisfactory in form and substance to the Administrative Agent:

(a) Executed Counterparts. Counterparts of this Amendment No. 1 signed on behalf of the Company, the Administrative Agent, each Issuing Lender, each Amendment No. 1 Extending Lender and (without duplication) the Required Lenders; provided that (i) the parties hereto hereby agree that each Amendment No. 1 Extending Lender which executes and delivers an Amendment No. 1 Lender Addendum shall be deemed to have executed and delivered a counterpart of this Amendment No. 1; and (ii) Amendment No. 1 Lender Addenda (or signed counterparts of this Agreement) shall have been executed and delivered by Lenders that agree to be Amendment No. 1 Extending Lenders with Extended Commitments as of such date in an aggregate amount of not less than $1,200,000,000 (and such Amendment No. 1 Lender Addenda shall have been accepted by the Company and the Administrative Agent).

(b) Outstanding Credit Exposure. Evidence that, as of the Extension Amendment Effective Date, (i) no Loans, Letters of Credit or unreimbursed LC Disbursements shall be outstanding under the Credit Agreement; and (ii) (subject to Section 6.3(c) below) the Company shall have paid to the Administrative Agent for the account of the Lenders all unpaid facility fees under Section 2.11(a) of the Credit Agreement in respect of the Commitments in effect immediately prior to the Extension Amendment Effective Date and all letter of credit fees under Section 2.11(b) of the Credit Agreement, accrued to but not including the Extension Amendment Effective Date, shall have been paid in full.

(c) Opinion of Counsel to Company. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Extension Amendment Effective Date) of Wachtell, Lipton, Rosen & Katz, special counsel for the Company, in form and substance reasonably satisfactory to the Administrative Agent (and its counsel) and covering such matters relating to the Company, this Amendment No. 1 and the transactions contemplated hereby as the Administrative Agent shall reasonably request (and the Company hereby instructs such counsel to issue such opinion to the Lenders and the Administrative Agent).

(d) Other Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the transactions contemplated by this Amendment No. 1 and any other legal matters relating to the Company or the transactions contemplated by this Amendment No. 1, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e) Fees and Expenses. Evidence that (i) the Administrative Agent shall have received payment from the Company, for the account of each Amendment No. 1 Extending Lender, an extension fee in an amount equal to 0.025% of the amount of such Amendment No. 1 Extending Lender’s Commitment in effect on the Extension Amendment Effective Date (after giving effect to the reduction of its Commitment (if any) effected pursuant to Section 2.12.A above); (ii) the Administrative Agent shall have received payment from the Company, for the account of the relevant Person(s), all amounts due and payable to the Administrative Agent or any Affiliate thereof on or prior to the Extension Amendment Effective Date pursuant to the Credit Agreement and the Loan Documents including, to the extent invoiced, reimbursement of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by the Company thereunder; and (iii) (without duplication) the Administrative Agent and J.P. Morgan Securities LLC, as the lead arrangers in respect of this Amendment No. 1, and their respective Affiliates shall have received payment from the Company of all fees, out-of-pocket expenses and other amounts separately agreed to be paid or reimbursed by the Company in connection with this Amendment No. 1.

(f) Officer’s Certificate. A certificate, dated the Extension Amendment Effective Date and signed by the President, any vice president or a Financial Officer of the Company, confirming compliance with the conditions to the Extension Amendments set forth in Section 5 above and this Section 6.

6.2. Change of Control Amendments. The Change of Control Amendments shall become effective as of the date (the “Change of Control Amendment Effective Date”) on which the Administrative Agent shall have received counterparts of this Amendment No. 1 signed on behalf of the Company and the Required Lenders.

6.3. LCPI Commitment Termination Amendments. The LCPI Commitment Termination Amendments shall become effective as of the date (the “LCPI Commitment Termination Date”) on which the following conditions shall be satisfied:

(a) Extension Amendment Effective Date. The Extension Amendment Effective Date shall have occurred.

(b) LCPI Consent. The Administrative Agent shall have received from LCPI a counterpart of this Amendment No. 1 signed on behalf of LCPI (or such other instrument in form and substance satisfactory to the Administrative Agent evidencing LCPI’s consent to the LCPI Commitment Termination Amendments).

(c) Payments to LCPI. If the condition set forth in Section 6.3(b) above shall have been satisfied on or prior to the Extension Amendment Effective Date, the Company shall have paid to the Administrative Agent for the account of LCPI on such date all accrued fees owing to LCPI with respect to the LCPI Commitment and its Revolving Credit Exposure under the Credit Agreement to such date (together with all other payments required to be made on such date pursuant to Section 6.1(b) above) (it being understood that if the condition set forth in Section 6.3(b) above shall not have been satisfied as of the Extension Amendment Effective Date, the Company shall not be required to make any payments in respect of accrued fees to LCPI (or any other Lender under Section 6.1(b)(ii) above) as of the Extension Amendment Effective Date, but instead LCPI shall receive such fees on the next date on which such fees are paid to the other Lenders pursuant to the Credit Agreement).

Section 7. No Waiver. The modifications set forth herein shall be limited precisely as provided for herein, and shall not be deemed to be a waiver of, consent to or modification of any other term or provision of the Credit Agreement or of any term or provision of any other instrument referred to therein or herein, or of any transaction or further or future action on the part of the Borrowers or any other person which would require the consent of the Lenders under the Credit Agreement or any such other instrument.

Section 8. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 1 shall constitute a “Loan Document” for all purposes of the Credit Agreement. This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Amendment No. 1 by signing any such counterpart. This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered as of the day and year first above written.

NYSE EURONEXT

By:	/s/ Philippe Matsumoto
Name: Philippe Matsumoto
Title: Senior Vice President and Group Treasurer

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent

By:	/s/ John A. McKesson
Name: John A. McKesson
Title: Vice President

LEHMAN COMMERCIAL PAPER INC.

By:	/s/ Ahuva Schwager
Name: Ahuva Schwager
Title: Authorized Signatory

Schedule 2.12

to Amendment No. 1

Commitments

(as of Extension Amendment Effective Date)

Amendment No. 1 Extending Lenders
JPMorgan Chase Bank, N.A.	$163,270,377.73
Citibank, N.A.	$163,270,377.73
Bank of America, N.A.	$191,570,576.55
Credit Suisse AG, Cayman Islands Branch	$130,616,302.19
Societe Generale	$130,616,302.19
Wells Fargo Bank, National Association	$130,616,302.19
Morgan Stanley Bank, N.A.	$108,846,918.49
Barclays Bank PLC	$43,538,767.38
UBS Loan Finance LLC	$32,654,075.55
The Bank of New York Mellon	$25,000,000.00
Lloyds TSB Bank plc	$80,000,000.00

Sub-Total	$1,200,000,000.00

Amendment No. 1 Non-Extending Lenders
Bank Hapoalim B.M.	$40,000,000.00
Commerzbank AG, New York Branch	$116,666,666.67

Sub-Total	$156,666,666.67

Total	$1,356,666,666.67